Exhibit 10.80
                                      September 16, 1997




Mr. Randy M. Sloan
5203 Lexington Ridge Drive
Lexington, MA   02173

                                      Re:  Amendment of Employment Agreement
Dear Randy,

This letter agreement serves to further amend the employment agreement dated as of October 1, 1996, by and between you and PolyMedica Industries, Inc. (the "Company"), as amended by a certain letter agreement dated as of July 1, 1997 (together, the "Employment Agreement").

         Term of Employment. The Employment Agreement is hereby amended to extend the Employment Period, as defined in Section 2 of the Employment Agreement, so that it ends on September 30, 1998.

If the foregoing is acceptable to you, please indicate your agreement by signing a copy of this letter agreement and returning it to the undersigned.

                                      Very truly yours,


                                      /s/ Steven J. Lee
                                      Steven J. Lee
                                      Chairman and Chief Executive Officer


ACCEPTED AND AGREED TO:



/s/ Randy M. Sloan
Randy M. Sloan